Exhibit 10.33

AMENDMENT NO. 1

TO THE

ADVISORY AGREEMENT

This amendment no. 1 to the Advisory Agreement dated as of November 8, 2008 (the “Advisory Agreement”) between KBS Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of January 7, 2009 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.

WHEREAS, the Company and the Advisor desire to amend the Advisory Agreement to clarify the meaning of the term “funds from operations” as used in Section 8.02 (ii) and Article 16 of the Advisory Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree to amend the Advisory Agreement as follows:

1.	Article 1 is hereby amended to add the following definition:

“Funds from Operations” means funds from operations as defined by NAREIT plus (i) any Acquisition Expenses and Acquisition Fees expensed by the Company and that are related to any Property, Loan or other Permitted Investment acquired or expected to be acquired by the Company and (ii) any non-operating non-cash charges incurred by the Company, such as impairments of Property or Loans, any other than temporary impairments of marketable securities, or other similar charges.

2.	Section 8.02 (ii) is hereby amended and restated as follows:

8.02 Asset Management Fees.

(ii) The Asset Management Fee described in Section 8.02(i) hereof is not payable with respect to the Company’s investment in the New Leaf – KBS JV, LLC and Cost of Real Estate Investments as used in Section 8.02(i) shall not include the Company’s allocable portion of its investment in the New Leaf – KBS JV, LLC. Instead, with respect to the Company’s investment in the New Leaf – KBS JV, LLC, the Company shall pay the Advisor a separate management fee (the “New Leaf-KBS Management Fee”) as follows:

The Company shall pay the Advisor as compensation for the services described in Article 3 hereof a monthly fee related to the New Leaf – KBS JV, LLC as follows:

Months of Ownership of Investment	New Leaf-KBS Management Fee
1 - 36	1/12 of 0.27% of Cost of JV Investment
Month 37+	To be negotiated upon renewal of advisory agreement

The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the New Leaf-KBS Management Fee for the applicable period. The New Leaf-KBS Management Fee shall be payable on the last day of such month, or the first business day following the last day of such month. The New Leaf-KBS Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the New Leaf-KBS Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

In addition, if at any time during the Company’s ownership of an interest in the New Leaf – KBS JV, LLC, the Company’s Funds from Operations for the period commencing January 1, 2006 through the date of any such calculation exceed an amount that is equal to a 7.0% cumulative, non-compounded, annual return on Invested Capital for the Company’s Stockholders for the period from July 18, 2006 through the date of such reimbursement (the “7% Return”), then as of the date of such calculation the Advisor shall earn a fee (the “Performance Fee”) in an amount that would make the Advisor’s cumulative fees related to the Company’s investment in the New Leaf – KBS JV, LLC (including the New Leaf-KBS Management Fee set forth above and any Performance Fee amounts already paid) equal to 0.75% of the Cost of JV Investment on an annualized basis from the date of the Company’s investment in the New Leaf – KBS JV, LLC through the date of calculation, provided that on any calculation date the Advisor shall earn only the portion of this amount that is available from the Company’s positive Funds from Operations for the period commencing January 1, 2006 through the date of any such calculation less the 7% Return.

Notwithstanding anything contained in this Section 8.02(ii), no Performance Fee will be earned unless and until the Advance described in Article 16 hereof, as amended in the future, has been repaid in full.

3.	Article 16 is hereby amended and restated as follows:

ADVANCE

Notwithstanding anything contained in Article 9 of this Agreement to the contrary, the Advisor hereby agrees to advance funds (the “Advance”) to the Company equal to the amount by which the cumulative amount of distributions declared by the Company from January 1, 2006 through the period ending January 31, 2009 exceeds the amount of the Company’s Funds from Operations from January 1, 2006 through January 31, 2009. Advisor further agrees that the Company will only be obligated to reimburse the Advisor for the Advance if and to the extent that the Company’s cumulative Funds from Operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to the Company’s Stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on Invested Capital for the Company’s Stockholders for the period from July 18, 2006 through the date of such reimbursement. Advisor understands and agrees that no interest shall accrue on the Advance being made under this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	Schreiber Real Estate Investments, L.P., a Manager

By:	Schreiber Investments, LLC, as general partner

	By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Manager